EXHIBIT 10.16

WEBSITE SALES AGREEMENT

This Website Sales Agreement (the “Agreement”) is made effective on this 25th day of October 2013, by and between Chris David of 5414 Trammel Drive, Spring, Texas 77388 (the “Seller”), and Bright Mountain, LLC of 6400 Congress Avenue, Boca Raton, FL 33487 (the “Buyer”).

WEBSITE SALE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller’s rights, title and interest in and to the Website TheBravestOnline.com (the “Website”), all accompanying social media assets, and any other rights associated with the Website, including, without limitation, any intellectual property rights, related urls, video assets, passwords, and other general website webmaster tools.

PAYMENT TERMS

In consideration for the sale of the Website the Buyer agrees to pay the Seller the amount of $30,000 payable $5,880 at the October 25th, 2013 closing and $1,005.00 per month beginning November 25th, 2013 and continuing every 30 days for 24 months, ending October 25th, 2015. Seller will be paid promptly each month for the website asset and no taxes withheld.

SELLER’S OBLIGATIONS

Seller agrees to keep working the website, TheBravestOnline.com, in a similar manner as he has in the past, putting in approximately the same hours and doing the same things during the payout period and will make himself available for up to one hour each week for a telephone conference with Bright Mountain personnel.

REPRESENTATIONS AND WARRANTIES BY THE SELLER

a) The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b) The Seller has the exclusive ownership of the Website and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Website.

c) The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

INDEMNITY

The Seller shall indemnify and hold harmless the Buyer against all damages, losses or liabilities which may arise with respect to the Website or its use or operation until 60 days after closing.

ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Purchaser and take any and all actions necessary to transfer and perfect the ownership of the Website Registration and Hosting from Seller to Buyer, including providing all necessary passwords and usernames on the closing date and thereafter.

REVENUE HISTORY

The approximate average monthly revenue for the most recent ten months has been $990.00.

NON COMPETE

Seller agrees not to compete with The Bright.Com in the web market for the military and first responder audiences.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by mail, e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 22nd day of October, 2013.

Seller: Chris David

By: /s/ Chris David

Buyer: Bright Mountain, LLC

By: /s/ W. Kip Speyer